SCHEDULE 14C INFORMATION
                   INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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                             Federated Index Trust
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                             INFORMATION STATEMENT



                             FEDERATED INDEX TRUST



                          FEDERATED MAX-CAP INDEX FUND

                          FEDERATED MID-CAP INDEX FUND

                         FEDERATED MINI-CAP INDEX FUND



                           FEDERATED INVESTORS FUNDS

                              5800 CORPORATE DRIVE

                           PITTSBURGH, PA 15237-7000



This Information Statement is being provided to shareholders of Federated Max-Cap Index Fund ("Max-Cap Fund"), Federated Mid-Cap Index Fund ("Mid-Cap Fund") and Federated Mini-Cap Index Fund ("Mini-Cap Fund") (collectively the "Federated Index Funds"), all portfolios of Federated Index Trust ("Trust"), to provide information regarding the subadvisory agreement recently entered into with BlackRock Investment Management, LLC ("BlackRock"). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY



Fund Asset Management, L.P., doing business as Mercury Advisors ("Mercury Advisors"), an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co.") previously served as a subadviser to the Federated Index Funds. However, on September 29, 2006, BlackRock and ML & Co. combined Merrill Lynch Investment Managers, L.P. ("MLIM") and certain affiliates, including Mercury Advisors, with BlackRock, Inc. to create a new asset management company. As a result of that transaction, ML & Co., a financial services holding company and the parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, owns approximately 49% of BlackRock. The PNC Financial Services Group, Inc. ("PNC") owns approximately 34%, and approximately 17% is held by employees and public shareholders. ML & Co. and PNC are "controlling persons" of BlackRock (as defined under the Investment Company Act) because of their ownership of BlackRock's voting securities or their power to exercise a controlling influence over BlackRock's management or policies. This transaction resulted in a change of control which automatically resulted in the termination (pursuant to its terms and pursuant to Section 15 of the Investment Company Act of 1940 ("1940 Act")) of the previous subadvisory agreement between Mercury Advisors and the Federated Index Funds (hereafter referred to as the "Previous Subadvisory Agreement").

Federated Equity Management Company of Pennsylvania ("FEMCOPA"), the investment advisor to the Federated Index Funds recommended that the Board select BlackRock as the new subadviser to the Federated Index Funds. It is anticipated that the portfolio managers who previously managed the Federated Index Funds as employees of Mercury Advisors will continue to manage the Federated Index Funds as employees of BlackRock. The Board unanimously approved BlackRock as the new subadviser to the Federated Index Funds at its August 2006 meeting.



DETAILS OF SUBADVISORY RELATIONSHIP



FEMCOPA has been the investment adviser of the Trust since January 1, 2004 pursuant to the assignment of an advisory contract effective January 1, 2004 ("Advisory Contract"). The Advisory Contract is dated July 2, 1990, and prior to the assignment of the Advisory Contract, Federated Investment Management Company ("FIMCO"), also a subsidiary of Federated Investors, Inc., had served as investment advisor to the Trust. The Advisory Contract was last approved by shareholders, pursuant to a consent of sole shareholder, dated February 13, 1998, and its renewal was last approved by the Board on May 18, 2006. FEMCOPA's address is 1001 Liberty Avenue, Pittsburgh PA 15222-3779. FEMCOPA is an indirect, wholly owned subsidiary of Federated Investors, Inc.



Under the Advisory Contract, FEMCOPA has the overall responsibility, subject to the oversight of the Board, for providing investment advisory, administrative, and shareholder services to the Trust. Also under its Advisory Contract, FEMCOPA is permitted to hire subadvisers to assist it in investing the Trust's assets. FEMCOPA monitors and evaluates the performance of any subadvisers and makes recommendations to the Board regarding their hiring, termination and replacement.

Mercury Advisors previously served as a subadviser to the Trust, for each of the Federated Index Funds, pursuant to the Previous Subadvisory Agreement dated March 27, 2003. Under the Previous Subadvisory Agreement, Mercury Advisors assisted FEMCOPA in its duties as investment adviser and was paid a fee by FEMCOPA out of its investment advisory fee. On September 29, 2006 FEMCOPA and the Trust entered into a New Subadvisory Agreement with BlackRock ("New Subadvisory Agreement"). BlackRock began serving as the subadviser to each Index Fund on September 30, 2006. BlackRock's subadvisory fee is being paid by FEMCOPA out of its investment advisory fee.

The New Subadvisory Agreement does not require shareholder approval. On July 13, 2001, shareholders of each of the Federated Index Funds approved a policy to permit the Trust's board and investment adviser to appoint and replace subadvisers for the Federated Index Funds and to enter into and amend their subadvisory contracts without seeking shareholder approval. Additionally, the Federated Index Funds have received permission from the U.S. Securities and Exchange Commission ("SEC") to enter into new investment advisory agreements without the delay and expense of a shareholder vote. This special permission was made subject to several conditions, including the requirement that shareholders be notified of the details of any new subadvisory agreements entered into by the Federated Index Funds.

REASONS FOR APPOINTING BLACKROCK AS SUBADVISER



FEMCOPA and the Board's decision to recommend and approve BlackRock as the subadviser to the Federated Index Funds was prompted by BlackRock and Merrill Lynch having reached an agreement to merge Merrill Lynch's investment management business with BlackRock, whereby the new combined company would operate under the BlackRock name with Merrill Lynch maintaining a minority stake in the combined company. FEMCOPA recommended that the Board select BlackRock as the subadviser to the Federated Index Funds primarily because it was satisfied with Mercury Advisor's investment performance as subadviser, its investment capabilities and was assured that the current portfolio managers of the Federated Index Funds would continue to manage the Federated Index Funds as employees of BlackRock. Additionally, FEMCOPA also noted its satisfaction with Mercury Advisor's commitment to client service. At its August 2006 meeting, the Board unanimously approved FEMCOPA's recommendation and approved BlackRock as the subadviser for the Federated Index Funds.

Prior to the Board meeting, FEMCOPA had recommended that the Federated Funds appoint a Senior Officer, whose duties include specified responsibilities relating to the process by which advisory fees are to be charged to a Federated Fund. The Senior Officer appointed by the Federated Index Funds has the authority to retain consultants, experts, or staff as may be reasonably necessary to assist in the performance of his duties, reports directly to the Board, and may be terminated only with the approval of a majority of the independent members of the Board. The Senior Officer prepared and furnished to the Board an independent written evaluation that covered topics discussed below, which the Board considered, along with other information, in deciding to approve the subadvisory contract.

During its review of the contract, the Board considered compensation and benefits to be received by BlackRock. This includes fees for research services to be received, if any, by BlackRock from brokers that execute trades, as well as advisory fees. The Board is also familiar with judicial decisions concerning allegedly excessive investment advisory fees which have indicated that the following factors may be relevant to an adviser's fiduciary duty with respect to its receipt of compensation from a fund: the nature and quality of the services provided by the adviser, including the performance of the Fund; the adviser's cost of providing the services; the extent to which the adviser may realize "economies of scale" as the Fund grows larger; any indirect benefits that may accrue to the adviser and its affiliates as a result of the adviser's relationship with the Fund; performance and expenses of comparable funds; and the extent to which the independent Board members are fully informed about all facts the Board deems relevant bearing on the adviser's services and fees. The Board was aware of these considerations and was guided by them in its review of the Trust's subadvisory contract to the extent they are appropriate and relevant.

The Board considered and weighed these circumstances in light of its substantial accumulated experience in governing the Trust and working on matters relating to the Federated Index Funds, and was assisted in its deliberations by the advice of independent legal counsel. Throughout the year, the Board has requested and received substantial and detailed information about the Federated Index Funds, Mercury Advisors and BlackRock that was in addition to the extensive materials that comprise the Senior Officer's evaluation. Federated provided much of this information at each regular meeting of the Board, and furnished additional reports in connection with the particular meeting at which the Board's formal review of the subadvisory contract occurred. Between regularly scheduled meetings, the Board has received information on particular matters as the need arose. Thus, the Board's consideration of the subadvisory contract included review of the Senior Officer's evaluation, accompanying data and additional reports covering such matters as: BlackRock's investment philosophy, personnel and processes; investment and operating strategies; the Federated Index Funds short- and long-term performance (in absolute terms, both on a gross basis and net of expenses, as well as in relationship to its particular investment program and certain competitor or "peer group" funds and/or other benchmarks, as appropriate), and comments on the reasons for performance; the Federated Index Funds investment objectives; the Federated Index Funds expenses (including the advisory fees and the overall expense structure of the Federated Index Funds, both in absolute terms and relative to similar and/or competing funds, with due regard for contractual or voluntary expense limitations); the use and allocation of brokerage commissions derived from trading the Federated Index Funds portfolio securities (if any); the nature, quality and extent of the advisory and other services expected to be provided by BlackRock; the preferences and expectations of Federated Index Funds shareholders and their relative sophistication; the continuing state of competition in the mutual fund industry and market practices; the range of comparable fees for similar funds in the mutual fund industry; compliance and audit reports concerning the Federated Index Funds, the Federated companies that service them, Mercury Advisors and BlackRock (including communications from regulatory agencies), as well as Federated's, Mercury Advisors' and BlackRock's responses to any issues raised therein; and relevant developments in the mutual fund industry and how the Federated funds and/or Federated are responding to them. The Board also considered information regarding the results of the Adviser's evaluation of BlackRock's performance, commitment to client service and investment capabilities and its assurance that the current portfolio managers of the Federated Index Funds would continue to manage the Federated Index Funds as employees of BlackRock. The Board also considered the Adviser's recommendation to approve the new subadvisory agreement with BlackRock. The Board's evaluation process is evolutionary. The criteria considered and the emphasis placed on relevant criteria change in recognition of changing circumstances in the mutual fund marketplace.

For the periods ending December 31, 2005, the Federated Max-Cap Index Fund's and Federated Mid-Cap Index Fund's performance for the one year period was above the median of the relevant peer group, and such Fund's performance fell below the median of the relevant peer group for the three year period. The Federated Mini-Cap Index Fund's performance fell below the median of the relevant peer group for both the one and three year periods ending December 31, 2005. The Board discussed each Fund's performance with the Adviser and recognized the efforts being undertaken by the Adviser. The Board will continue to monitor these efforts and the performance of the Funds.


The Board noted that the fees to be paid to BlackRock are paid by FEMCOPA out of its investment advisory fee. Therefore, the new subadvisory arrangement will not result in any increase in the total advisory fees and total expenses payable by the Federated Index Funds. Consequently, the Board did not consider the cost of performing services and profitability information to be meaningful.

During the year ending December 31, 2005, the each of the Federated Index Fund's investment advisory fee after waivers and expense reimbursements, if any, was above the median of the relevant peer group. The Board reviewed the fees and other expenses of each Fund with the Adviser and was satisfied that the overall expense structure of the Fund remained competitive. The Board will continue to monitor advisory fees and other expenses borne by the Funds.

No changes were recommended to the proposed subsadvisory contract by the Senior Officer. The Board based its decision to approve the subadvisory contract on the totality of the circumstances and relevant factors and with a view to past and future long-term considerations. Not all of the factors and considerations identified above were relevant to the Federated Index Funds, nor did the Board consider any one of them to be determinative. With respect to the factors that were relevant, the Board's decision reflects its determination that Mercury Advisors' performance and actions and the expected performance of BlackRock, as a result of the existing portfolio managers continuing to manage the Federated Index Funds as employees of BlackRock, provided a satisfactory basis to support the decision to approve the new subadvisory contract.



NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement and the Prior Subadvisory Agreement are substantially similar. Under the terms of the New Subadvisory Agreement, and subject to the supervision of FEMCOPA and the Board, BlackRock will (i) manage each of the Federated Index Funds' assets in accordance with each Index Fund's objectives, policies and limitations as stated in their Prospectuses and Statements of Additional Information; (ii) make investment decisions for the Federated Index Funds; and (iii) place orders to purchase and sell securities.

The New Subadvisory Agreement provides that BlackRock shall pay all expenses incurred by it and its staff in connection with the performance of its services under the New Subadvisory Agreement, including the payment of salaries of all officers and employees who are employed by it. For the Max-Cap Fund, FEMCOPA pays BlackRock out of its own investment advisory fees an annual fee equal to
1.5 basis points (0.015%) times 80% of the average daily net assets of the portfolio plus 15 basis points (0.15%) times 20% of the average daily net assets of the portfolio. For the Mid-Cap Fund and the Mini-Cap Fund, FEMCOPA pays BlackRock a fee equal to 3.0 basis points (0.030%) times the average daily net assets of the portfolio.

BlackRock receives a higher fee with respect to 20% of the Max-Cap Fund's average daily net assets because it employs "enhanced" indexing strategies with respect to this portion of the portfolio in order to seek to improve the Max-Cap Fund's performance. These "enhanced" strategies are the same as those previously employed by Mercury Advisors with respect to 20% of the Max-Cap Fund's portfolio as provided for under the Previous Subadvisory Agreement. As further described in the Max-Cap Fund's prospectus, the enhanced strategies include slightly over- or under-weighting positions in a limited number of securities relative to the Index, purchasing substitutes for securities in the Index such as shares of a security listed on a different exchange or purchasing convertible bonds of such an issuer.



The basis on which fees were paid to Mercury Advisors under the Previous Subadvisory Agreement and the basis on which fees will be paid under the New Subadvisory Agreement are the same.



For the fiscal year ended October 31, 2006, Mercury Advisors received aggregate compensation from FEMCOPA of $576,470.17 for the Max-Cap Fund, $243,494.22 for the Mid-Cap Fund and $29,062.72 for the Mini-Cap Fund. The aggregate compensation that would have been paid to BlackRock if the New Subadvisory Agreement had been in effect for the fiscal year ended October 31, 2006 would have been the same.

SHAREHOLDERS SHOULD NOTE THAT THE TOTAL EXPENSES OF THE FEDERATED INDEX FUNDS, AS STATED IN ITS MOST CURRENT PROSPECTUS, HAVE NOT CHANGED AS A RESULT OF THE CHANGE IN SUBADVISER.

Under the New Subadvisory Agreement, BlackRock will place all orders for the purchase and sale of portfolio securities for the Federated Index Funds with brokers and dealers selected by BlackRock. These may include brokers or dealers that are affiliated persons of the Trust, the Federated Index Funds or BlackRock. BlackRock will comply with relevant SEC rules to the extent it trades with affiliated brokers or dealers. BlackRock will use its best efforts to seek to execute transactions at prices that are advantageous to the Federated Index Funds and at commission rates that are reasonable in relation to the benefits received. Brokers or dealers may be selected who also provide brokerage and research to the Federated Index Funds and/or other accounts over which BlackRock or its affiliates exercise investment discretion. BlackRock is authorized under the New Subadvisory Agreement to pay such broker or dealer a commission which is in excess of the amount of commission another broker or dealer would have charged, if BlackRock determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which BlackRock and its affiliated persons have in respect of accounts over which they exercise investment discretion. The Board periodically reviews the commissions paid by the Federated Index Funds to determine if the commissions paid were reasonable in relation to the benefits to the Federated Index Funds.



As of the fiscal year ended October 31, 2006, the only broker affiliated with either Mercury Advisers or BlackRock was Merrill Lynch, Pierce, Fenner and Smith ("Affiliated Broker"). The reason the Affiliated Broker was considered to be an affiliate of Mercury Advisers was because Mercury Advisors was an indirect, wholly owned subsidiary of ML & Co. The affiliate Borker is considered to be an affiliate to BlackRock due to ML& Co's ownership interest in BlackRock. The aggregate amount of commissions paid by each of the Federated Index Funds to the Affiliated Broker is as follows: Mid-Cap Fund: $4,184; Mini-Cap Fund: $37; and Max-Cap Fund: $17,566. The percentage of each of the Index Fund's aggregate brokerage commissions paid to the Affiliated Broker is a follows: Mid-Cap
Fund: 32.43%; Mini-Cap Fund: 1.22%; and Max-Cap Fund: 8.89%.



As of the Fiscal year ended October 31, 2006, total commissions paid to BlackRock and affiliates by the Federated Index Funds were $21,786.14. That accounts for 10.2% of the total commissions paid for the Federated Index Funds over that period.


DURATION OF NEW INVESTMENT ADVISORY AGREEMENT

The New Subadvisory Agreement will continue until May 30, 2008 and indefinitely thereafter as long as the continuance is specifically approved at least annually by the Federated Index Fund's Board, including a majority of the Independent Trustees. The New Subadvisory Agreement may be terminated at any time without penalty by the Board, FEMCOPA or BlackRock upon not less than 60 days' written notice to the other party. The New Subadvisory Agreement may not be assigned by FEMCOPA or BlackRock and shall automatically terminate in the event of an assignment as defined in the Investment Company Act of 1940.

ADDITIONAL INFORMATION ON THE SUBADVISER



BlackRock is organized as a Delaware limited partnership and is a wholly owned indirect subsidiary of BlackRock Advisors, Inc. BlackRock's address is 800 Scudders Mill Road, Plainsboro, NJ 08536. The order of ownership for BlackRock is listed below, and each listed entity owns, 100% of the entity listed below it:

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022

BlackRock Holdco 1, LLC
1209 Orange Street
Wilmington, DE 19801

Trident Merger, LLC
1209 Orange Street
Wilmington, DE 19801

BlackRock Investment Management, LLC
800 Scudders Mill Road
Plainsboro, NJ 08536

Laurence D. Fink is the principal executive officer of BlackRock. Below is information regarding Mr. Fink's position with BlackRock and his prior business experience.

              POSITION WITH BLACKROCK          PRIOR BUSINESS EXPERIENCE
Laurence      Chairman and Chief Executive     Has 30 years of investment experience; Obtained B.A.
D. Fink       Officer of BlackRock             and M.B.A. at University ofCalifornia, Los Angeles.

BlackRock currently serves as investment adviser or subadviser to the following mutual funds with similar objectives to the Federated Index Funds.

NAME OF FUND                         TOTAL FUND ASSETS UNDER MANAGEMENT AS    GROSS    MANAGEMENT FEE* OTHER FEE* OTHER FEE*  TOTAL
                                                  OF 9/30/2006              MANAGEMENT     WAIVER                   WAIVER    FEES*
                                                                               FEE*                                          (GROSS)
Subadvisory Client #2 SP500 Index                $3,443,981,519               0.015%         N/A          0.0%       N/A     0.015%
Fund
BlackRockS&P Index Fund Class ISC                $2,600,000,000               0.01%          N/A         0.35%       N/A      0.36%
BlackRock Variable Series: S&P 500                $318,040,966                0.30%          N/A         0.07%       N/A      0.37%
Index IV Fund
Subadvisory Client #3 Small Cap                   $633,089,441                0.07%          N/A          0.0%       N/A      0.07%
(R2000)
BlackRock Small  Cap Index ISC                    $428,000,000                0.01%         0.01%        0.53%       N/A      0.54%
BlackRock Series: Small Cap Index                  $8,388,980                 0.30%         0.30%        0.70%      0.15%     1.00%
Portfolio

* Fee determined annually as percentage of average daily net asset.




ADDITIONAL INFORMATION ON THE FEDERATED INDEX FUNDS

The Federated Index Funds' annual reports, which include audited financial statements for their fiscal years ended October 31, 2005, were previously mailed to shareholders. The Federated Index Funds' semi-annual reports, which contain unaudited financial statements, for the period ended April 30, 2006, were also previously mailed to shareholders. The Trust will promptly provide, without charge and upon request, a copy of the Federated Index Funds' annual reports and/or semi-annual reports. Requests for annual reports or semi-annual reports for the Federated Index Funds may be made by writing to the Trust's principal executive offices located at Federated Investors Funds, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7000 or by calling the Trust toll-free at 1-800-341-7400.

The Trust's distributor is Federated Securities Corp., 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.